Exhibit 11.1

Consent of Independent Public Accounting Firm

We consent to the inclusion in Virtuoso Surgical, Inc.’s Annual Report on Form 1-K for the year ended December 31, 2020 of our Independent Auditor’s Report dated April 30, 2021 with respect to the financial statements of Virtuoso Surgical, Inc. as of and for the years ended December 31, 2020 and 2019.

/s/ Blankenship CPA Group, PLLC

Blankenship CPA Group, PLLC

Nashville, Tennessee

April 30, 2021